Exhibit 5


April 18, 1997

Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60025

                        5,000,000 Shares of Common Stock,
                                without par value
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Dear Sir/Madam:

I have acted as counsel for Illinois Tool Works Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares (the "Shares") of the Company's Common Stock, currently without par value, which may be issued by the Company from time to time in the future in connection with the acquisition of other companies.

As General Counsel of the Company, I am familiar with the corporate proceedings taken by the Company to authorize the registration of the Shares. I also have participated in the preparation of the Company's Registration Statement on Form S-4 with respect to the Shares (the "Registration Statement") and have examined such other documents and such legal authorities as I have deemed relevant for purposes of this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when issued in connection with transactions of the type described in the Registration
Statement, will be duly authorized, validly issued and fully paid and nonassessable.

I consent to the reference to me under the caption "Legal Matters" in the Prospectus relating to the Shares and constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to such Registration Statement.

Very Truly Yours,

/s/  Stewart S. Hudnut
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Stewart S. Hudnut
Dated:  April 4, 1997